SLM Corporation Q3 2010 Investor Presentation

Forward-Looking Statements This Presentation contains forward-looking statements and information based on management's current expectations as of the date of this presentation. Statements that are not historical facts, including statements about our beliefs or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward- looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, increases in financing costs; limits on liquidity; any adverse outcomes in any significant litigation to which we are a party; our derivative counterparties terminating their positions with the Company if permitted by their contracts and the Company substantially incurring additional costs to replace any terminated positions; and changes in the terms of student loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). The Company could be affected by: changes in or the termination of various liquidity programs implemented by the federal government; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in the composition of our Managed FFELP and Private Education Loan portfolios; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments, and in the securitization markets, which may increase the costs or limit the availability of financings necessary to initiate, purchase or carry education loans; changes in projections of losses from loan defaults; changes in general economic conditions; changes in prepayment rates and credit spreads; and changes in the demand for debt management services. The preparation of our consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this Presentation are qualified by these cautionary statements and are made only as of the date of this Presentation. The Company does not undertake any obligation to update or revise these forward-looking statements to conform the statement to actual results or changes in the Company's expectations. 2

SLM Corporation Overview

SLM Corporation #1 saving and paying for college company with 40-years of leadership in the education lending market #1 servicer and collector of student loans in the U.S. currently servicing $202 billion in education loans, $27 billion for third parties, including $22 billion for the Department of Education (ED) Fully independent private sector company with scale and a broad franchise, traded on the NYSE $182 billion managed student loan portfolio, 80% of which is U.S. government guaranteed At quarter-end, 96% of managed student loans were funded with term liabilities As of Sept 30, 2010 4

Life stage Customer Strategy Sallie Mae offers an unmatched, integrated suite of Saving, Planning, and Paying for College SM products and services 5

SLM Corporation Update Managed student loans outstanding increased to $182 billion at 9/30/2010 Originated $853 million in federal student loans in Q3 2010 Originated $835 million private education loans in Q3 2010 Announced an agreement to acquire $28 billion of securitized FFELP loans from STU, a Citibank subsidiary Student loan legislation, Ensuring Continued Access to Student Loan Act ED Loan Purchase Commitment Program On Oct 11, sold $20 billion of FFELP loans to ED, ending our participation in this program ED Conduit - Straight A Funding, no new advances as of 6/30/2010, will expire 1/19/2014 Funding $15.2 billion of loans at 9/30/10 Completed $760 million FFELP ABS and $2.6 billion Private Credit ABS in Q3 2010 "Core Earnings" net income for Q3 2010 of $189 million including restructuring charges and debt repurchasing gains Upromise manages $27 billion in 529 college savings plans Student Loan Reform (SAFRA) passed with Health Care Reform-Signed into Law 3/30/2010 US Government is now the sole originator of federal guaranteed student loans effective 7/1/2010 6

A Brief Corporate History 1 Currently known as the Federal Family Education Loan Program (FFELP). SLM Corporate Debt Ratings SLM Corporate Debt Ratings SLM Corporate Debt Ratings SLM Corporate Debt Ratings Moody's S & P Fitch Long-Term Ba1 BBB- BBB- Short-Term Not-Prime A-3 F3 Outlook Neg. Neg. Stable Managed Loan Portfolio Managed Loan Portfolio Managed Loan Portfolio Loan Type $B % FFELP Loans $146.5 80% Private Education 35.5 20% Total Portfolio $ 182.0 100% As 9/30/2010 As of 9/30/2010 7

8 Q310 "Core Earnings" Summary

SLM Services Fee Income Loan Servicing including ED Servicing Contract Largest collector of defaulted FFELP loans Collecting on behalf of ED for close to ten years Largest administrator of 529 plans Guarantor Servicing for student loans Tuition payment plans and other processing services for colleges and universities 9 (CHART)

10 Lending Segment Earnings Detail

SLM Corporation Three Distinct Aspects of the Business Model FFELP Loan Portfolio and Guarantor Collection and Servicing Existing portfolios generating substantial income and cash flow Servicing cash flows are super senior, residuals stable due to minimal credit risk Cash flow enhances the ability to service debt Private Education Loan Originations and Portfolio Ongoing business with significant long term value Legacy portfolio quality vastly improved Sallie Mae Services Attractive fee business with little capital required & high return on equity Diverse portfolio of customers and services Opportunities exist to expand services provided including industry consolidation Efficient cost structure and top performer 11

Federal Student Loan Market Outstanding Government Student Loan Market Distribution FFYE 9/30/2009 Market Distribution FFYE 9/30/2009 Market Distribution FFYE 9/30/2009 Top 10 Holders of FFELP Loans FFYE 9/30/09 FFYE 9/30/09 FFYE 9/30/09 Sources: US Department of Education Report 4/2010, Federal Budget Request 2011 12

Office of the Chief Executive Officer Al Lord, Chief Executive Officer Jack Hewes, Sr. EVP & Chief Lending Officer Jim Truitt, SVP & Chief Compliance Officer David West, SVP & Chief Credit Officer Jack Remondi, Vice Chair & Chief Financial Officer Kara West, VP Risk Assessment Mark Heleen, EVP & General Counsel Joe DePaulo, EVP & Chief Marketing Officer 13

The U.S. Student Loan Market SLM Corporation

Favorable Student Loan Market Trends Source: College Board Note: Academic years, average published tuition, fees, room and board charges at four-year institutions; enrollment-weighted (CHART) Higher Education Enrollment (millions) Source: National Center for Education Statistics Note: Total enrollment in all degree-granting institutions; middle alternative projections for 2010 onward Annual Cost of Education ($ thousands) (CHART) Source: President's 2011 Budget. Gross commitments by fiscal year Note: Excludes consolidation volume Federal Student Loan Origination Volume ($bn) (CHART) '02-'08 CAGR: 12% '08-'14 CAGR: 6% Relationship Between Higher Education, Income and Employment (CHART) Source: U.S. Census Bureau, Current Population Survey, 2010 Annual Social and Economic Supplement. Represents median earnings for a full time, year-round worker over age 25. Unemployment data as of Sep. 2010. Represents unemployment for civilian non-institutional population over age 25. Unemployment Average annual income 15

College Grads Experience Lower Levels of Unemployment Source: U.S. Department of Labor, Bureau of Labor Statistics as of 9/30/2010 16 (CHART)

17 Private Education Loans declined as result of an increase in federal student loan limits, an overall increase in the use of federal student loans as well as an increase in federal grants. Private Education Loan Originations Private Education Loan Originations

The Private Education Loan Market Consumer loans made to students and parents specifically to fund the cost of undergraduate, graduate and other forms of post-secondary education Typically used to bridge the funding gap between grants, aid and FFELP loans, and the increasing cost of higher education Supplement U.S. Government guaranteed student loans, but not guaranteed by the U.S. Government Typically offered with floating interest rates, with loan margins set based on the credit quality of the borrower and/or cosigner Generally 5 to 15 years in maturity Private Education Loans 18

SLM's Private Education Loan Portfolio Private Education Loan Portfolio Characteristics $35.5 billion of managed outstandings at 9/30/2010 20% of SLM's managed student loan portfolio Risk-based pricing Approximately 59% of portfolio has a cosigner, typically a parent Higher education loans typically non-dischargeable in bankruptcy Integrated underwriting, servicing and collections Note: All figures as of Sept 30, 2010. 19

SLM's New Private Education Loan Product Smart Option Product - Launched 3/23/09 Requires interest only payment during in-school period with open option to pay P&I In school payments reduce the average life from 9.5 years to 5.5 years, reducing total interest paid Repayment term is driven by cumulative amount borrowed and grade level Full communication with borrower during in-school period Full collection activities employed at both the student and cosigner level Develops habit and responsibility of payment Limits propensity to accumulate additional debt given in-school payment requirement 20

SLM's New Private Education Loan Product Fixed Pay Product - Launched 6/28/10 Another option for students and families who understand the value of making in-school payments but want more budgeting flexibility Requires $25.00 payments with the 1st payment beginning 30 days after disbursement Incents responsible behavior- a 0.25% interest rate reduction while enrolled in automatic debit monthly payments and earn 2% back in rewards for on-time payments while in school Open option to pay P&I or interest-only payment Full communication with borrower during in-school period Full collection activities employed at both the student and cosigner level Develops habit, responsibility, and record of payment Limits propensity to accumulate additional debt given in-school payment requirement 21

Private Education Loan Market Opportunity Private education loans help bridge the gap between funding available through ED programs and the increasing cost of education Higher education annual enrollment is 19 million students with an estimated total cost of $300 billion A 4% increase in the cost of Higher Education creates a $12 billion funding requirement for students and families Cost of College AY 2009-2010 Based on a Four-Year Term ED Lending Limit $31,000 Cost of attendance gap ED Lending Limit $31,000 Source: College Board, Trends in College Pricing, U.S. Department of Education 2009 Cost of College AY 1999-2000 Based on a Four-Year Term Cost of attendance gap 22

Private Credit Originations 2009-10 academic year market share approximately 33% Source: College Board, Trends in Higher Education Series (2010). 2009-2010 industry data is preliminary. Data reported by academic year, SLM quarterly data converted to academic year basis. 23 (CHART)

Credit Quality SLM Corporation

Loan Losses Loan Losses Loan Losses (CHART) + = Private Education Loans(2) 20% U.S. Government Guaranteed Loans(2) 80% Charge-Offs (1) = 0.06% Charge-Offs (1) = 3.55% Total Charge-Offs (1) = 0.75% All data as of September 30, 2010. Annualized Managed FFELP charge-offs as a percentage of average Managed FFELP assets. Annualized Managed Private Education Loan charge-offs as a percentage of average Managed Private Education Loan assets. Annualized Total charge-offs as a percentage of average Managed FFELP and Private Education Loan assets. Percentages of Total Managed student loan portfolio based upon average portfolio balances Total Managed Student Loan Portfolio(2) (CHART) 25 YTD Annualized

FFELP Education Loan Portfolio (1) "Core Earnings" FFELP Loan spread, before provision. Charge-offs as a percentage of average Managed FFELP Loans. 26 (CHART)

Private Education Loan Portfolio (1) "Core Earnings" Private Education Loan spread, before provision. Charge-offs as a percentage of average Managed Private Education Loans in repayment. 27 (CHART)

SLM Private Credit Default Emergence Profile Payments Made (CHART) 28 1 Excludes Sallie Mae Smart Option, LAW, MED, MBA, & bar-study/residency loans

Charge-offs driven by Non-Traditional loans Non-Traditional loans represent approximately 11% of the Private Education Loan portfolio but nearly 35% of charge-offs Charge-off Trends Mix of Traditional vs. Non-Traditional 29 (CHART) (CHART)

MANAGED PRIVATE EDUCATION LOAN PORTFOLIO PERFORMANCE

Traditional Loans with a Cosigner	Q310	Q210	Q110	Q409	Q309
Outstanding Balance as a % of Total	56%	55%	55%	54%	53%
90+ Delinquency as a % of Repayment	3.3%	3.4%	3.7%	3.5%	3.6%
Forbearance as a % of Repayment & Forbearance	3.8%	4.7%	4.5%	4.9%	5.1%
Charge-Offs as a % of Repayment (1)	2.4%	2.3%	2.0%	2.4%	3.4%

Traditional Loans without a Cosigner	Q310	Q210	Q110	Q409	Q309
Outstanding Balance as a % of Total	33%	34%	34%	34%	35%
90+ Delinquency as a % of Repayment	6.3%	6.4%	6.8%	6.0%	5.9%
Forbearance as a % of Repayment & Forbearance	4.5%	5.4%	5.4%	5.6%	5.7%
Charge-Offs as a % of Repayment (1)	6.3%	5.7%	5.0%	5.2%	7.7%

Non-Traditional Loans with a Cosigner	Q310	Q210	Q110	Q409	Q309
Outstanding Balance as a % of Total	3%	3%	3%	3%	3%
90+ Delinquency as a % of Repayment	13.3%	13.3%	14.7%	14.7%	14.8%
Forbearance as a % of Repayment & Forbearance	7.2%	8.1%	8.0%	8.1%	9.1%
Charge-Offs as a % of Repayment (1)	11.5%	12.0%	10.6%	13.0%	17.8%

Non-Traditional Loans without a Cosigner	Q310	Q210	Q110	Q409	Q309
Outstanding Balance as a % of Total	8%	8%	8%	9%	9%
90+ Delinquency as a % of Repayment	17.1%	17.2%	19.4%	18.5%	19.0%
Forbearance as a % of Repayment & Forbearance	5.6%	6.8%	6.6%	6.7%	7.6%
Charge-Offs as a % of Repayment (1)	18.9%	20.6%	17.9%	20.8%	31.8%

(1) Charge-offs as a percentage of average loans in repayment annualized for the quarters presented

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31 (1) Charge-offs as a percentage of average loans in repayment annualized for the quarters presented Managed Private Education Loan Portfolio Performance

Improving Portfolio Quality 32 * Projected Year Entering Repayment % Traditional % Cosigned Avg FICO Score at Origination 2006 83% 51% 709 2007 84% 54% 712 2008 86% 55% 711 2009 90% 65% 722 2010* 93% 69% 724 Higher quality loans entering repayment Loans with higher FICO scores and cosigners continue to represent a growing % of loans in repayment % of traditional loans entering repayment continues to increase

Portfolio Quality Improving Non-Traditional charge-off rate is 4-5x greater than Traditional 92% of Q310 loan originations had cosigners, up from 88% in Q309. Non-cosigned loans charge off at more than twice the rate of cosigned loans Note: Amounts in years 2011-2015+ are projected Amounts shown above represent the dollar amount of loans that will enter repayment 33 (CHART) (CHART)

Private Loan Repayment Cycle 34 Major Repayment Wave occurs in the fourth quarter Early stage delinquencies follow in Q1 and decline in Q2 and Q3 Mid stage delinquencies follow in Q2 Seasonally, charge-offs peak in Q3 (CHART)

35 Loan Seasoning The following tables demonstrate improved borrower performance as loans season 80% of loans that charge off make fewer than 12 payments "At risk" segment of portfolio is represented by severely delinquent segment of portfolio in 1-12 scheduled payment status Significant improvement demonstrated in both traditional and non-traditional portfolios

Quarterly Loan Seasoning 36

Quarterly Loan Seasoning 37

Quarterly Loan Seasoning 38

Private Education Loan Portfolio Performance Changes in SLM's forbearance policies and the economic downturn have adversely impacted the performance of our Managed Private Education Loan portfolio including accelerating the timing of charge-offs Delinquency trends have improved, as the impact of forbearance changes passed through the system and the portfolio continues to season. 39

Servicing: A Competitive Advantage SLM Corporation

SLM Servicing #1 servicer and collector of student loans in the U.S. currently servicing $202 billion in assets including $47 billion for third parties Includes $20 billion of FFELP assets sold to ED on October 11 SLM serves 10 million student and parent customers Awarded ED servicing contract in June 2009 Servicing under contract initiated in August 2009 Contract to span 5 years with one, five-year renewal option As of Oct, 3.3 million accounts, $42 billion serviced under ED contract Servicing on new Direct Loans expected to began in August 2010 41

SLM's Competitive Advantage SLM has a distinct competitive advantage in all facets of the education loan market. Best in Class Vertically Integrated Origination/ Servicing/Collections Strongest National Brand in Education with Consumers and Schools State-of-the-Art Loan Delivery Platform Largest & Most Experienced Sales Team Breadth of Products & Services $202B of Loans Serviced, 10 million Customers Economies of Scale Singular Focus & Scale Note: Figures as Sept 30, 2010 42

OPERATIONS LOCATIONS



Cincinnati, OH (GRC)
• Collections
New York State Arcade, Perry, Horseheads,
• Collections
Niles, IL (AFS)
• Collections
Newton, MA.
• Upromise
Wilkes-Barre, PA
• Servicing
• Call Center
• Collections
Murray, UT
• Sallie Mae Bank
Moorestown, NJ
• Collections
Newark, DE Headquarters
• Credit &Collections
Fishers, Muncie, IN
•Collections
• Information Technology
• Servicing
• Fulfillment
Lynn Haven, FL
• Originations
• Call Center
Washington, DC
• Government Relations
Reston, VA
• Finance
• Legal
• Information Technology

★ Corporate Headquarters

Note: SLM has announced that the Lynn Haven, Florida site will be closing at the end of 2010 and the functions performed there either transferred to other sites or eliminated. SLM has announced that the Newark, DE facility will be designated corporate headquarters effective Jan 1, 2011.

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Funding Diversity and Liquidity SLM Corporation

45 Q310 Capital Markets Summary Repurchased $882 million of debt realizing a gain of $18 million Issued $760 million of FFELP ABS Issued $2.6 billion of Private Credit ABS ABCP borrowings reduced to $6.0 billion Straight "A "conduit program funding $15.2 billion of loans Additional $10 billion to be added by STU (Citibank) FFELP acquisition FHLB-Des Moines, currently $525 million funded Facility capacity as of Sept 2010 of $10 billion subject to eligible collateral

Liquidity Position Detail In addition to the above, SLM maintains a $10 billion facility with the FHLB to facilitate the financing of FFELP collateral. Availability under this line in contingent on pledging eligible collateral. SLM has $1.6 billion in unsecured revolving credit facilities. The Company has never drawn on these facilities. $1.9 billion of our unsecured revolving facilities was due mature in October 2010, and was retired in May 2010, and $1.6 billion matures in October 2011 Unrestricted cash at September 30, 2010, June 30, 2010 and March 31, 2010, includes $2.7 bn, $2.6 bn and $3.0bn, respectively, of cash and liquid investments at Sallie Mae Bank. 46 Note: Numbers may not add due to rounding. * Capacity unlimited through July 1, 2010 ** Borrowing capacity subject to availability of collateral ($ in billions) 9/30/2010 6/30/2010 3/31/2010 12/31/2009 Sources of Primary Liquidity: ED Purchase and Participation Program N/A* Unlimited* Unlimited* Unlimited* Unrestricted Cash & Liquid Investments $ 6.1 $ 6.7 $ 7.6 $ 7.4 Unused Commercial Paper and Bank Lines of Credit 1.6 1.6 3.5 3.5 FFELP ABCP Facilities ** 3.8 3.5 1.4 1.7 Total Sources of Primary Liquidity $ 11.5 $ 11.8 $ 12.5 $ 12.5

Recent ABS Transactions Recent ABS Transactions Transaction: Private Credit July 2010-B July 2010-C Issuance Size: $0.869 B $1.701 B Registration Type: 144A 144A Pricing: $303 M @ 1-mo LIBOR + 192Remainder funded at TRS facility $451 M @ 1-mo LIBOR + 165$209 M @ 1-mo LIBOR + 265Remainder funded at TRS facility Average Life: 0.9 year @ 4% CPR 1.0 year @ 4% CPR3.5 year @ 4% CPR 47

48 48 Employ conservative long-term funding model * Funded to Term includes 20% or $35.7 billion and 19% or $37.0 billion of student loans funded under the ED Purchase and Participation Program and Straight A Funding Facility as of September 30, 2010 and September 30, 2009, respectively. (CHART) High Percentage of Student Loans Funded to Term

Funding Distribution At Sept 30, 2010 total Managed borrowings were $194.4 billion 49 (CHART) *Other includes FHLB-DM facility borrowings, on-balance sheet indentured trusts, and other Managed borrowings as identified in the Q3 2010 SLM 10-Q.

SLM Asset-Backed Funding SLM ABS Term Issuance Volume Reported at quarter closing dates, net of paydowns. Balances inclusive of FFELP and legacy Private ABCP, legacy UBS Phoenix facility and FHLB Des Moines . 50 SLM Secured Funding

SLM Corporate Debt Activity SLM Corporate Debt Issuance Volume US$ equivalent at the time of issuance. (2) Face value amounts repurchased. SLM Corporate Debt Repurchases Note: Total may not foot due to rounding. 51

UNSECURED DEBT MATURITIES $8 0 As of September 30, 2010 (par value, $ in billions) $7.1 $7.1 $5.4 $5.1 $4 4 $4.6 $6.6 $ 5.0 $6.0 $7.0 8.0 $2.3 $3.0 $1.2 $ 0.7 4.4 $2.1 $2.6 $2.0 $3.0 $4.0 $0.3 $0.2 $0.7 $0.2 $0.2 $0.0 $1.0 2010 2011 2012 2013 2014 2015 2016 2017 Debt Outstanding as of 1/1/2009 Unsecured Debt as of 9/30/2010 Repurchased $8.9 billion unsecured debt since 1/1/2008 Repurchased $3.6 billion of unsecured debt in 2010 as of 9/30/10 Repurchased $882 million of debt in Q310 52 Note: Does not include Sallie Mae Bank or Subsidiary funding

Unencumbered Assets & Unsecured Debt 53 * On 1/1/10 upon adopting ASC 810 the Retained Interests were removed from the consolidated balance sheet and the assets and liabilities of off-balance sheet ABS were consolidated onto the balance sheet. ** Amounts include loans, cash, and accrued interest receivable less debt outstanding for all secured borrowing facilities. Amounts reflect the current balance and prior period adjustments made to account for the impact of ASC 815. Further detail of the nature of the adjustment can be found in the 3Q 2010 SLM Corporation 10-Q. The difference between unencumbered assets and outstanding unsecured debt continues to diminish

SECURED CASH FLOW YTD 2010 2009 2008 Servicing (Cash Paid) $ 402 $ 549 $ 525 Net Residual (Excess Distributions) 595 1 435 1 338 FFELP Term Securitized $ in Millions 1,435 1,338 Net Cash Flow 1,228 1,296 589 $ 2,225 $ 3,280 $ 2,452 Servicing (Cash Paid) $ 132 $ 130 $ 97 Other Secured FFELP Total FFELP Private Credit Term Securitized Residual (Excess Distribution) 8 90 403 Net Cash Flow - 58 81 $ 140 $ 278 $ 581 $ 2,365 $ 3,558 $ 3,033 Other Secured Financings Total Private Credit Total FFELP and Private Credit (2) YTD 2010 2009 2008 $ 99,739 $ 102,754 $ 97,363 44,030 36,628 32,543 $ 143,769 $ 139,382 $ 129,906 Term FFELP Other Secured FFELP (1) Total FFELP Private Credit FFELP Average Principal Balances Note: Data as of 9/30/2010 Totals may not add due to rounding $ 25,827 $ 19,144 $ 14,505 2,641 2,641 $ 25,827 $ 21,785 $ 17,146 $ 169,596 $ 161,167 $ 147,052 Total Private Credit Total FFELP and Private Credit Term PC Other Secured Financings 54 2010, * Net residual represents excess distribution, net of payments on floor contracts and receipts from basis swaps (1) Interest to be capitalized not available for On-Balance Sheet Indentured Trust balance (2) All APBs are 2-point averages of 1/1 and 12/31 balances of the given year.

Projected Cash Flows From FFELP Portfolio Assumptions CP/LIBOR = 10 basis points No Floor Income CPR/CDR = Stafford & Plus (7.0%), Consolidation (3.0%) Excel spreadsheet available upon request 55 ($ in Millions) Total Cash Flows from Projected Excess Spread = $9.0 Billion Total Cash Flows from Projected Servicing Revenues = $5.8 Billion

Sallie Mae Bank Bank charter Utah based ILC regulated by FDIC and Utah Department of Financial Institutions (UDFI) Charter granted October 2005 Current bank activity Originates Sallie Mae's private education loans Funded through affiliate and brokered deposits and a direct retail deposit program launched in Feb 2010 27.7% Total Risk-based Capital at September 30, 2010 Dividend of $400 million paid in October 2010 Deposit taking activities Strong cash position used to fund Private Credit originations Deposits totaled $6.6 billion at September 30, 2010 $5.2 billion Brokered Deposits $1.4 billion Direct Retail and Affiliate Deposits Brokered Deposit portfolio has a weighted average maturity of 22.1 months Total deposits increased by 11.5% in Q310 supported by continued growth in the Retail Deposit program 56

Sallie Mae Bank - Capital & Deposits *Primarily affiliate deposits accounts with no stated maturities 57 Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Bank Deposits ($ millions) Sep 10 Jun 10 Mar 10 Dec 09 Sep 09 Jun 09 Brokered CDs $4,961 $5,023 $5,417 $5,632 $5,891 $6,100 Brokered MMDAs 231 190 205 204 221 264 Retail Deposits 841 242 4 - - - Other Deposits* 542 441 478 494 543 420 Total Deposits $6,575 $5,896 $6,104 $6,331 $6,655 $6,784 Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Regulatory Capital Ratios Ratio Sep 10 Jun 10 Mar 10 Dec 09 Sep 09 Jun 09 Tier 1 Leverage 16.7% 17.2% 16.2% 15.0% 14.2% 17.9% Tier 1 Risk Based 26.7% 30.4% 30.7% 24.6% 24.2% 26.2% Total Risk Based 27.7% 31.4% 31.6% 25.4% 25.1% 26.9%

Risk-Adjusted Capitalization SLM Corporation

Capitalization SLM Corp GAAP tangible stockholders' equity as a percentage of total Managed assets. Average GAAP tangible equity including preferred stock to charge-offs. SLM charge-offs based on total Managed loans, annualized. 59 Q3 10 Q2 10 Q1 10 2009 2008 Tangible Equity/Managed Assets(1) 2.0% 1.9% 1.7% 2.0% 1.8% Tangible Equity/Charge-Offs(2) 3x 3x 3x 3x 7x

Capital Allocation 0.50% 8.00% SLM allocates capital internally based on the risk of the assets it supports SLM Corp Assets Capital Allocation As of Sept 30, 2010 0% - 25% Cash, Investments, Other Assets & Intangibles 12% of Total Managed Assets Private Education Loans 18% of Total Managed Assets Government Guaranteed Loan Assets 70% of Total Managed Assets Based on Risk 60

FFELP Appendix SLM Corporation

SLM FFELP ABS Issue Characteristics

Typical SLM FFELP ABS Transaction Features

- Historical issue size of $1.0B to $5.0(+)B
- Tranches denominated in US$ or Euros
- 'Aaa/AAA/AAA' rated senior tranches make up 97% of issue structure
- Floating rate tied to 1 mo./3 mo. LIBOR, with occasional fixed rate issuance
- Amortizing tranches, with 1 to 15(+) year average lives
- Masterservicer is Sallie Mae, Inc.

Unique Characteristics of FFELP Loan ABS

- Explicit U.S. government guarantee of underlying collateral insulates bondholders from virtually any loss of principal (1)
- Formerly a 20% risk-weighted asset, now a <10% risk-weighted under Basel II's IRB methodology
- Offer significantly higher spreads than government agency securities with comparable risk profiles
- Short (1-3 yrs), intermediate (3-7 yrs), long (7-10 yrs) and very long (10-15+ years) term tranches available at new issue and in secondary

(1) Principal and accrued interest on underlying FFELP loan collateral carry a guarantee of either 98% or 97%. Guarantee is dependent on meeting the servicing requirements of the U.S. Department of Education.

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SLM Stafford/PLUS ABS Trusts Prepayment Analysis Annualized CPRs for SLM Stafford/PLUS ABS Trusts have decreased significantly as incentives for borrowers to consolidate have declined Historical SLM Stafford/PLUS ABS CPRs * Average CPR is the simple (non-weighted) average of four Quarterly CPR calculations for years ended June 30, 2010. Quarterly CPR assumes School and Grace loans are not scheduled to make payments. Deferment, Forbearance and Repayment loans are scheduled to make payments. 63 63 (CHART)

SLM Consolidation ABS Trusts Prepayment Analysis Historical Consolidation ABS CPRs * Average CPR is the simple (non-weighted) average of four Quarterly CPR calculations for years ended June 30, 2010. Quarterly CPR assumes School and Grace loans are not scheduled to make payments. Deferment, Forbearance and Repayment loans are scheduled to make payments. CPRs for SLM Consolidation ABS Trusts have declined significantly following legislation that prevented in-school and re-consolidation of borrowers' loans 64 (CHART) (CHART)

Private Credit Appendix SLM Corporation

Private Credit Loan Collections Sallie Mae services and collects the loans in its managed private loan portfolio Private credit collections are conducted by a stand-alone consumer credit collections unit Managed by individuals with prior experience in collections operations for consumer loan assets Over the past two years, private credit collections resources have been significantly increased and collections technology and practices enhanced Multi-variable analysis has enabled prioritization of collection efforts on higher risk borrowers Forbearance policies have been enhanced to reduce reliance on the tool, while still meeting the customer need during an economic downturn Additional workout and settlement programs have been introduced to help customers avoid default Collection workstation, dialer capabilities, and internet utilities have all been enhanced with more effective technology solutions 66

Work Out Alternatives Forbearance A collections tool used to provide borrowers time to improve their ability to repay Between graduation and start of first job Temporary Economic hardship such as job loss Granted to current accounts for three month intervals, up to a maximum of 24 months Placing a loan in forbearance can suspend payments or alleviate delinquency, with interest capitalized to the loan balance Payment demonstration on accounts that utilize forbearance continues to increase Term Extension Extends the loan term to provide a reduced required payment. Rate Reduction Temporary rate concession based upon documented need. Provides a lower payment while still amortizing the loan at the original schedule. Interest Only Temporarily allows the customer to make interest only payments. Provides a lower payment until the customer can improve there cash flow situation. 67

Note: Based on historical data through September 30, 2010. Does not include data for 2010 trusts which have not had time to become 90 days delinquent Private Credit Trust Delinquency and Forbearance Seasoning Trends Delinquency and forbearance are highest when loans enter repayment, and diminish as loans season As the trust loans season, delinquency and forbearance are expected to decline 68 (CHART) (CHART)

Private Credit Trust Default Emergence By Years in Repayment Default Emergence By Years in Repayment Default Emergence By Years in Repayment Based on assumptions in effect as of September 30, 2010 Defaults in SLM Private Credit ABS Trusts increase as loans first enter repayment, then diminish steadily over time 69

Private Credit Trust Default Emergence By Payments Made Default Emergence By Payments Made Default Emergence By Payments Made Based on assumptions in effect as of September 30, 2010 Excludes months in forbearance. Includes months of delinquency prior to chargeoff The probability of default substantially diminishes as the number of payments made increases 70

SLM Private Education Loan Gross Defaults Actual-To-Date Actual-To-Date Actual-To-Date For SLM Private Education Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Education Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. Charge-offs per the servicer's portfolio definition which is generally 212+ days delinquent. Includes loans for which a borrower has filed bankruptcy which have subsequently become 212+ days delinquent. Charge-offs due to a borrower's bankruptcy filing for which the loan is now current or paid off. Charge-offs due to a borrower's bankruptcy filing or death for which the loan is not current or paid off but has not become 212+ days delinquent. These loans are in various statuses including: bankruptcy stay, deferment, forbearance or delinquency. As of September 30, 2010 71

SLM Private Credit Gross Defaults Constraining Rating Agency Stress Levels at Issuance As of September 30, 2010 (CHART) 72

Private Credit ABS Trusts Forbearance Forbearance usage is typically highest when loans enter repayment, and declines as loans season Use of forbearance as a collection tool peaked in early 2008, and has since declined, as a result of changes in the forbearance strategy The decline in forbearance resulted in increased delinquency and default in mid 2009 but no long term increase in lifetime defaults 73 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 5/31/2010 8/31/2010 2002 0.1311 0.1668 0.17 0.1563 0.1482 0.1361 0.1502 0.1308 0.0984 0.0756 0.0774 0.0794 0.0977 0.0882 0.0748 0.0799 0.0662 0.0522 0.0628 0.0635 0.0678 0.068 0.0555 0.0497 0.0276 0.0235 0.0157 0.0149 0.0114 0.0096 0.0106 0.0119 2003 0.1089 0.1051 0.1078 0.1409 0.1431 0.1517 0.096 0.1004 0.0914 0.1078 0.1227 0.1265 0.1121 0.1202 0.1006 0.0986 0.1019 0.1121 0.1134 0.1194 0.0989 0.09 0.0514 0.0428 0.0302 0.0279 0.0199 0.018 0.0164 0.0189 2004 0.1487 0.1678 0.0978 0.1123 0.1036 0.1233 0.1348 0.1437 0.1252 0.1358 0.1147 0.1213 0.126 0.1336 0.1318 0.1461 0.1176 0.1109 0.0611 0.051 0.0374 0.0353 0.0248 0.0216 0.021 0.0233 2005 0.113 0.144 0.1388 0.1852 0.1627 0.1798 0.143 0.1646 0.1653 0.184 0.1721 0.2079 0.1641 0.1553 0.0845 0.0716 0.0563 0.0539 0.038 0.0344 0.0329 0.0355 2006 0.1477 0.1576 0.1239 0.1755 0.1763 0.2011 0.181 0.2343 0.1871 0.1789 0.0924 0.0812 0.0646 0.0656 0.0462 0.0433 0.039 0.0429 2007 0.1388 0.1665 0.1576 0.2365 0.1854 0.1882 0.0996 0.0899 0.0744 0.0792 0.0591 0.0545 0.0497 0.0559 2009 0.0591 0.0731 0.0519 0.049 0.0446 0.0496 2010 0.0597 0.0458 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 2002 0.1311 0.1668 0.17 0.1563 0.1482 0.1361 0.1502 0.1308 0.0984 0.0756 0.0774 0.0794 0.0977 0.0882 0.0748 0.0799 0.0662 0.0522 0.0628 0.0635 0.0678 0.068 0.0555 0.0497 0.0276 0.0235 0.0157 0.0149 0.0114 0.0096 0.0106 0.0119 2003 0.1089 0.1051 0.1078 0.1409 0.1431 0.1517 0.096 0.1004 0.0914 0.1078 0.1227 0.1265 0.1121 0.1202 0.1006 0.0986 0.1019 0.1121 0.1134 0.1194 0.0989 0.09 0.0514 0.0428 0.0302 0.0279 0.0199 0.018 0.0164 0.0189 2004 0.1487 0.1678 0.0978 0.1123 0.1036 0.1233 0.1348 0.1437 0.1252 0.1358 0.1147 0.1213 0.126 0.1336 0.1318 0.1461 0.1176 0.1109 0.0611 0.051 0.0374 0.0353 0.0248 0.0216 0.021 0.0233 2005 0.113 0.144 0.1388 0.1852 0.1627 0.1798 0.143 0.1646 0.1653 0.184 0.1721 0.2079 0.1641 0.1553 0.0845 0.0716 0.0563 0.0539 0.038 0.0344 0.0329 0.0355 2006 0.1477 0.1576 0.1239 0.1755 0.1763 0.2011 0.181 0.2343 0.1871 0.1789 0.0924 0.0812 0.0646 0.0656 0.0462 0.0433 0.039 0.0429 2007 0.1388 0.1665 0.1576 0.2365 0.1854 0.1882 0.0996 0.0899 0.0744 0.0792 0.0591 0.0545 0.0497 0.0559 2009 0.0591 0.0731 0.0519 0.049 0.0446 0.0496 2010 0.0597 0.0458

Private Credit ABS Trusts - 31-60 Day Delinquencies 74 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 5/31/2010 8/31/2010 2002 0.0181 0.029 0.0191 0.0283 0.0235 0.0284 0.0219 0.0243 0.025 0.0242 0.0197 0.0226 0.0232 0.0222 0.023 0.0237 0.024 0.022 0.0163 0.0168 0.019 0.0184 0.0199 0.0211 0.0268 0.0306 0.0223 0.0264 0.024 0.0283 0.0255 0.0228 2003 0.0122 0.025 0.0167 0.0288 0.0204 0.0285 0.0197 0.0299 0.021 0.0248 0.0208 0.0253 0.0235 0.0259 0.0242 0.0269 0.0193 0.0231 0.0227 0.019 0.023 0.0238 0.0297 0.033 0.0278 0.0259 0.0277 0.0306 0.0284 0.0251 2004 0.0248 0.0331 0.0208 0.0336 0.0234 0.0338 0.0241 0.0321 0.0284 0.0313 0.0269 0.0305 0.0218 0.0251 0.0241 0.0214 0.0249 0.0251 0.0316 0.037 0.0283 0.0274 0.0302 0.0329 0.0293 0.0256 2005 0.0224 0.0327 0.0182 0.028 0.0259 0.0312 0.0232 0.0316 0.0239 0.0272 0.0256 0.0218 0.0263 0.0234 0.0318 0.0388 0.0302 0.0281 0.0317 0.0327 0.0315 0.0246 2006 0.0265 0.0402 0.0207 0.0314 0.0229 0.0301 0.0228 0.0249 0.0263 0.0291 0.0339 0.0425 0.0329 0.0347 0.0346 0.0392 0.0361 0.0288 2007 0.0116 0.0227 0.0138 0.0174 0.0203 0.0264 0.0283 0.0423 0.0311 0.033 0.0317 0.0362 0.0364 0.0265 2009 0.0259 0.0308 0.0227 0.0316 0.031 0.0295 2010 0.0287 0.0214 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 2002 0.0181 0.029 0.0191 0.0283 0.0235 0.0284 0.0219 0.0243 0.025 0.0242 0.0197 0.0226 0.0232 0.0222 0.023 0.0237 0.024 0.022 0.0163 0.0168 0.019 0.0184 0.0199 0.0211 0.0268 0.0306 0.0223 0.0264 0.024 0.0283 0.0255 0.0228 2003 0.0122 0.025 0.0167 0.0288 0.0204 0.0285 0.0197 0.0299 0.021 0.0248 0.0208 0.0253 0.0235 0.0259 0.0242 0.0269 0.0193 0.0231 0.0227 0.019 0.023 0.0238 0.0297 0.033 0.0278 0.0259 0.0277 0.0306 0.0284 0.0251 2004 0.0248 0.0331 0.0208 0.0336 0.0234 0.0338 0.0241 0.0321 0.0284 0.0313 0.0269 0.0305 0.0218 0.0251 0.0241 0.0214 0.0249 0.0251 0.0316 0.037 0.0283 0.0274 0.0302 0.0329 0.0293 0.0256 2005 0.0224 0.0327 0.0182 0.028 0.0259 0.0312 0.0232 0.0316 0.0239 0.0272 0.0256 0.0218 0.0263 0.0234 0.0318 0.0388 0.0302 0.0281 0.0317 0.0327 0.0315 0.0246 2006 0.0265 0.0402 0.0207 0.0314 0.0229 0.0301 0.0228 0.0249 0.0263 0.0291 0.0339 0.0425 0.0329 0.0347 0.0346 0.0392 0.0361 0.0288 2007 0.0116 0.0227 0.0138 0.0174 0.0203 0.0264 0.0283 0.0423 0.0311 0.033 0.0317 0.0362 0.0364 0.0265 2009 0.0259 0.0308 0.0227 0.0316 0.031 0.0295 2010 0.0287 0.0214

Private Credit ABS Trusts - 61-90 Day Delinquencies 75 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 5/31/2010 8/31/2010 2002 0.008 0.0175 0.0116 0.0162 0.0128 0.0134 0.0115 0.0154 0.0151 0.0118 0.0075 0.0097 0.007 0.0081 0.0078 0.0103 0.0086 0.012 0.0062 0.0078 0.0076 0.007 0.0071 0.0083 0.009 0.0148 0.0112 0.0132 0.012 0.0153 0.0124 0.0132 2003 0.003 0.0102 0.0065 0.0194 0.0093 0.0161 0.0101 0.0157 0.008 0.013 0.0081 0.0137 0.0091 0.0137 0.0107 0.0155 0.0075 0.0113 0.0099 0.0084 0.0094 0.0127 0.0125 0.0201 0.0148 0.0163 0.0168 0.0186 0.0121 0.0161 2004 0.0098 0.0158 0.0105 0.019 0.0082 0.0155 0.0084 0.0143 0.0096 0.015 0.0108 0.0184 0.0088 0.014 0.0122 0.0089 0.0096 0.0154 0.0142 0.0228 0.0142 0.0179 0.0178 0.0189 0.0125 0.0172 2005 0.0088 0.013 0.0073 0.0169 0.0086 0.0183 0.0103 0.0229 0.0097 0.0199 0.0132 0.0122 0.01 0.0183 0.016 0.0284 0.014 0.0229 0.0203 0.0226 0.0125 0.0194 2006 0.0086 0.0133 0.0069 0.0189 0.0079 0.0174 0.0107 0.0131 0.0094 0.0204 0.0163 0.0304 0.0162 0.0239 0.0207 0.0276 0.0149 0.0229 2007 0.0037 0.0085 0.0053 0.0117 0.006 0.0199 0.0126 0.0322 0.0152 0.0238 0.0198 0.0297 0.0163 0.0232 2009 0.0095 0.0146 0.0109 0.0228 0.0132 0.0183 2010 0.0128 0.013 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 2002 0.008 0.0175 0.0116 0.0162 0.0128 0.0134 0.0115 0.0154 0.0151 0.0118 0.0075 0.0097 0.007 0.0081 0.0078 0.0103 0.0086 0.012 0.0062 0.0078 0.0076 0.007 0.0071 0.0083 0.009 0.0148 0.0112 0.0132 0.012 0.0153 0.0124 0.0132 2003 0.003 0.0102 0.0065 0.0194 0.0093 0.0161 0.0101 0.0157 0.008 0.013 0.0081 0.0137 0.0091 0.0137 0.0107 0.0155 0.0075 0.0113 0.0099 0.0084 0.0094 0.0127 0.0125 0.0201 0.0148 0.0163 0.0168 0.0186 0.0121 0.0161 2004 0.0098 0.0158 0.0105 0.019 0.0082 0.0155 0.0084 0.0143 0.0096 0.015 0.0108 0.0184 0.0088 0.014 0.0122 0.0089 0.0096 0.0154 0.0142 0.0228 0.0142 0.0179 0.0178 0.0189 0.0125 0.0172 2005 0.0088 0.013 0.0073 0.0169 0.0086 0.0183 0.0103 0.0229 0.0097 0.0199 0.0132 0.0122 0.01 0.0183 0.016 0.0284 0.014 0.0229 0.0203 0.0226 0.0125 0.0194 2006 0.0086 0.0133 0.0069 0.0189 0.0079 0.0174 0.0107 0.0131 0.0094 0.0204 0.0163 0.0304 0.0162 0.0239 0.0207 0.0276 0.0149 0.0229 2007 0.0037 0.0085 0.0053 0.0117 0.006 0.0199 0.0126 0.0322 0.0152 0.0238 0.0198 0.0297 0.0163 0.0232 2009 0.0095 0.0146 0.0109 0.0228 0.0132 0.0183 2010 0.0128 0.013

Private Credit ABS Trusts - 90+ Day Delinquencies As expected, later stage delinquency has increased due to tightening of Forbearance and the current economic environment 76 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 5/31/2010 8/31/2010 2002 0.012 0.0054 0.0091 0.0077 0.0118 0.0121 0.0154 0.0155 0.0197 0.013 0.0137 0.0148 0.0076 0.0079 0.0084 0.0087 0.0079 0.0158 0.0092 0.008 0.008 0.0107 0.0097 0.0101 0.0144 0.0216 0.0332 0.0306 0.0343 0.0349 0.0344 0.0325 2003 0.003 0.0056 0.0089 0.0089 0.0141 0.0144 0.0184 0.0125 0.0162 0.0156 0.0074 0.0088 0.0103 0.0116 0.0117 0.0179 0.0136 0.0111 0.0126 0.0141 0.0124 0.0156 0.0179 0.0294 0.0465 0.0429 0.0413 0.0451 0.0455 0.0415 2004 0.0108 0.0126 0.0145 0.0121 0.0159 0.0145 0.0087 0.0096 0.0114 0.0145 0.0128 0.0183 0.0171 0.0146 0.0139 0.0166 0.0161 0.0181 0.0201 0.0324 0.0534 0.0462 0.0446 0.0487 0.0489 0.0439 2005 0.0028 0.0123 0.0052 0.008 0.0099 0.0137 0.0098 0.0159 0.0197 0.0203 0.0179 0.022 0.0223 0.0248 0.0234 0.0378 0.0647 0.0526 0.0497 0.0558 0.0583 0.0506 2006 0.009 0.0101 0.008 0.0113 0.0147 0.0162 0.0138 0.0201 0.0234 0.0262 0.0239 0.039 0.0661 0.0551 0.0499 0.0543 0.0621 0.0544 2007 0.0033 0.0041 0.0048 0.0094 0.0151 0.0183 0.02 0.03 0.063 0.0492 0.0453 0.0507 0.0614 0.0565 2009 0.0077 0.0186 0.0252 0.0267 0.0393 0.0376 2010 0.0196 0.0177 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 2002 0.012 0.0054 0.0091 0.0077 0.0118 0.0121 0.0154 0.0155 0.0197 0.013 0.0137 0.0148 0.0076 0.0079 0.0084 0.0087 0.0079 0.0158 0.0092 0.008 0.008 0.0107 0.0097 0.0101 0.0144 0.0216 0.0332 0.0306 0.0343 0.0349 0.0344 0.0325 2003 0.003 0.0056 0.0089 0.0089 0.0141 0.0144 0.0184 0.0125 0.0162 0.0156 0.0074 0.0088 0.0103 0.0116 0.0117 0.0179 0.0136 0.0111 0.0126 0.0141 0.0124 0.0156 0.0179 0.0294 0.0465 0.0429 0.0413 0.0451 0.0455 0.0415 2004 0.0108 0.0126 0.0145 0.0121 0.0159 0.0145 0.0087 0.0096 0.0114 0.0145 0.0128 0.0183 0.0171 0.0146 0.0139 0.0166 0.0161 0.0181 0.0201 0.0324 0.0534 0.0462 0.0446 0.0487 0.0489 0.0439 2005 0.0028 0.0123 0.0052 0.008 0.0099 0.0137 0.0098 0.0159 0.0197 0.0203 0.0179 0.022 0.0223 0.0248 0.0234 0.0378 0.0647 0.0526 0.0497 0.0558 0.0583 0.0506 2006 0.009 0.0101 0.008 0.0113 0.0147 0.0162 0.0138 0.0201 0.0234 0.0262 0.0239 0.039 0.0661 0.0551 0.0499 0.0543 0.0621 0.0544 2007 0.0033 0.0041 0.0048 0.0094 0.0151 0.0183 0.02 0.03 0.063 0.0492 0.0453 0.0507 0.0614 0.0565 2009 0.0077 0.0186 0.0252 0.0267 0.0393 0.0376 2010 0.0196 0.0177

Private Credit ABS Trusts - Annualized Gross Charge-offs (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. Charge-off levels first increased in 2007 and have remained elevated through the economic downturn As is typical, more recent Trusts with a greater percentage of borrowers first entering repayment continue to exhibit higher charge-offs 77 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 5/31/2010 8/31/2010 2002 0.0002 0.0012 0.0032 0.0014 0.0022 0.0016 0.0069 0.0047 0.0091 0.0146 0.008 0.0199 0.0218 0.012 0.0084 0.0132 0.0132 0.0308 0.0302 0.027 0.0204 0.0251 0.0227 0.0237 0.0286 0.0329 0.0467 0.0599 0.0406 0.0348 0.0383 0.0434 2003 0.0004 0.0019 0.001 0.0011 0.0054 0.0056 0.0051 0.0075 0.0057 0.0143 0.0153 0.0087 0.0074 0.0116 0.0128 0.0337 0.0322 0.0335 0.0245 0.0343 0.0333 0.0298 0.0357 0.0401 0.0627 0.084 0.0627 0.0457 0.049 0.0537 2004 0.0018 0.0079 0.0036 0.0049 0.0043 0.008 0.0075 0.0062 0.0061 0.0075 0.0102 0.0327 0.0299 0.0337 0.0278 0.036 0.037 0.0356 0.0402 0.0426 0.0677 0.0922 0.0641 0.0495 0.0585 0.061 2005 0.0015 0.0026 0.0033 0.0012 0.0038 0.0025 0.0033 0.0136 0.0175 0.0237 0.0254 0.0402 0.0419 0.0366 0.039 0.0445 0.0706 0.1031 0.0696 0.0546 0.0663 0.0754 2006 0.0016 0.0021 0.0027 0.0131 0.0135 0.0142 0.018 0.0248 0.0324 0.0349 0.0306 0.0385 0.0609 0.0974 0.0699 0.0615 0.0593 0.0781 2007 0.0065 0.0082 0.01 0.0137 0.0215 0.0261 0.0262 0.0352 0.0492 0.0961 0.0642 0.0583 0.0634 0.0833 2009 0.0038 0.0085 0.0237 0.0302 0.0382 0.0633 2010 0.0141 0.0078 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 2002 0.0002 0.0012 0.0032 0.0014 0.0022 0.0016 0.0069 0.0048 0.0091 0.0148 0.008 0.0199 0.0218 0.012 0.0084 0.0132 0.0132 0.0308 0.0302 0.027 0.0205 0.0253 0.0227 0.0237 0.0286 0.0327 0.0467 0.0599 0.0406 0.0348 0.0383 0.0434 2003 0.0004 0.0019 0.001 0.0011 0.0054 0.0056 0.0051 0.0075 0.0057 0.0143 0.0154 0.0087 0.0074 0.0116 0.0128 0.0337 0.0321 0.0336 0.0247 0.0343 0.0331 0.0298 0.0358 0.0399 0.0627 0.084 0.0627 0.0457 0.049 0.0537 2004 0.0018 0.0079 0.0036 0.0049 0.0043 0.008 0.0075 0.0062 0.0061 0.0075 0.0102 0.0328 0.0299 0.0337 0.0278 0.0361 0.037 0.0356 0.0402 0.0426 0.0677 0.0922 0.0641 0.0495 0.0585 0.061 2005 0.0015 0.0025 0.0033 0.0012 0.0038 0.0025 0.0033 0.0137 0.0176 0.0237 0.0254 0.0403 0.042 0.0366 0.039 0.0444 0.0706 0.1031 0.0696 0.0546 0.0663 0.0754 2006 0.0016 0.0021 0.0027 0.0132 0.0136 0.0143 0.018 0.0248 0.0324 0.035 0.0306 0.0388 0.0609 0.0974 0.0699 0.0615 0.0593 0.0781 2007 0.0065 0.0082 0.0101 0.0138 0.0215 0.0261 0.0262 0.0352 0.0492 0.0961 0.0642 0.0583 0.0634 0.0833 2009 0.0038 0.0085 0.0237 0.0302 0.0382 0.0633 2010 0.0141 0.0078

Private Credit ABS Trusts - Historical Cumulative Gross Charge-Offs(1) (1) For SLM Private Credit Student Loan Trusts issued prior to 2005-B, the servicer has the option, but not the obligation, to repurchase loans that (i) become 180+ days delinquent and/or (ii) have a borrower who filed for bankruptcy or died . Prior to November 1, 2008, the servicer exercised this repurchase option and actual charge-offs in these trusts equaled zero. Beginning November 1, 2008, the servicer ceased purchasing from the trust loans that are more than 180 days delinquent. For the purposes of comparison across all deals, this chart reflects trust charge-offs for SLM Private Credit Student Loan Trusts issued prior to 2005-B as if the servicer had never exercised its repurchase option. 78 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 32 2002 0 0.0002 0.0006 0.0009 0.0012 0.0014 0.0026 0.0034 0.0049 0.0075 0.0089 0.0123 0.0159 0.0179 0.0192 0.0213 0.0233 0.028 0.0323 0.0361 0.0389 0.0422 0.0452 0.0482 0.0519 0.056 0.0618 0.0691 0.0739 0.0779 0.0822 0.087 2003 0 0.0001 0.0002 0.0003 0.0009 0.0015 0.0022 0.0033 0.0041 0.0061 0.0083 0.0096 0.0107 0.0124 0.0143 0.0192 0.0238 0.0284 0.0317 0.0363 0.0407 0.0446 0.0495 0.0548 0.0633 0.0744 0.0825 0.0883 0.0944 0.101 2004 0.0001 0.0006 0.0009 0.0013 0.0018 0.0026 0.0035 0.0042 0.005 0.006 0.0074 0.012 0.0161 0.0207 0.0245 0.0294 0.0345 0.0394 0.0452 0.0514 0.0614 0.0747 0.0839 0.0909 0.0991 0.1075 2005 0.0001 0.0001 0.0003 0.0004 0.0007 0.0009 0.0013 0.0027 0.0046 0.0071 0.0102 0.0149 0.0201 0.0247 0.0305 0.0371 0.0478 0.0635 0.0742 0.0825 0.0926 0.1039 2006 0 0.0001 0.0003 0.0012 0.0022 0.0033 0.005 0.0074 0.0107 0.0145 0.0187 0.0242 0.0331 0.0476 0.0585 0.0682 0.0777 0.0902 2007 0.0003 0.0007 0.0014 0.0024 0.004 0.0063 0.0092 0.0134 0.0195 0.0319 0.0412 0.0498 0.0593 0.0721 2009 0.0002 0.0011 0.0039 0.0082 0.0137 0.0205 2010 0.0004 0.0016 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 5/31/2010 8/31/2010 2002 0 0.0002 0.0006 0.0009 0.0012 0.0014 0.0026 0.0033 0.0049 0.0075 0.0089 0.0123 0.0159 0.0178 0.0192 0.0212 0.0233 0.0279 0.0323 0.0361 0.0388 0.0422 0.0451 0.0481 0.0518 0.056 0.0618 0.0691 0.0739 0.0779 0.0822 0.087 2003 0 0.0001 0.0002 0.0003 0.0009 0.0015 0.0022 0.0033 0.0041 0.0061 0.0083 0.0096 0.0107 0.0123 0.0143 0.0192 0.0238 0.0284 0.0317 0.0362 0.0406 0.0446 0.0494 0.0548 0.0633 0.0744 0.0825 0.0883 0.0944 0.101 2004 0.0001 0.0006 0.0009 0.0013 0.0018 0.0026 0.0035 0.0042 0.005 0.006 0.0074 0.012 0.0161 0.0206 0.0245 0.0293 0.0344 0.0393 0.0452 0.0514 0.0614 0.0747 0.0839 0.0909 0.0991 0.1075 2005 0.0001 0.0001 0.0003 0.0004 0.0007 0.0009 0.0013 0.0027 0.0046 0.0071 0.0102 0.0149 0.02 0.0247 0.0304 0.0371 0.0478 0.0635 0.0742 0.0825 0.0926 0.1039 2006 0 0.0001 0.0003 0.0012 0.0022 0.0033 0.005 0.0073 0.0107 0.0145 0.0187 0.0241 0.0331 0.0476 0.0585 0.0682 0.0777 0.0902 2007 0.0003 0.0007 0.0014 0.0023 0.004 0.0062 0.0092 0.0134 0.0195 0.0319 0.0412 0.0498 0.0593 0.0721 2009 0.0002 0.0011 0.0039 0.0082 0.0137 0.0205

SLM Private Credit ABS Trusts - Prepayment Analysis Historical SLM Private Credit ABS CPRs Constant prepayment rates increased in 2007 due to the introduction of Private Credit Consolidation loans, but then declined accordingly following SLM's decision to suspend its consolidation loan program 11/30/2002 2/28/2003 5/31/2003 8/31/2003 11/30/2003 2/29/2004 5/31/2004 8/31/2004 11/30/2004 2/28/2005 5/31/2005 8/31/2005 11/30/2005 2/28/2006 5/31/2006 8/31/2006 11/30/2006 2/28/2007 5/31/2007 8/31/2007 11/30/2007 2/29/2008 5/31/2008 8/31/2008 11/30/2008 2/28/2009 5/31/2009 8/31/2009 11/30/2009 2/28/2010 5/31/2010 8/31/2010 2002-A 0.02 0.01 0.01 0.01 0.01 0.02 0.02 0.03 0.04 0.05 0.07 0.05 0.06 0.07 0.09 0.08 0.11 0.11 0.09 0.07 0.08 0.0945 0.0636 0.0413 0.0473 0.0546 0.0647 0.0501 0.047 0.0607 0.057 2003-A 0.0236172 0.0209585 0.0213033 0.0220455 0.0266651 0.0260547 0.0330885 0.0388733 0.0594678 0.0468802 0.0474262 0.0590022 0.0766511 0.0620133 0.0898985 0.0930055 0.0822731 0.0571616 0.0651318 0.0938 0.0586 0.0482 0.0447 0.0572 0.0653 0.056 0.0531 0.0564 0.0631 2003-B 0.0196991 0.0190606 0.0206465 0.0202833 0.0200219 0.0245259 0.0315476 0.0482446 0.0326783 0.039373 0.044897 0.0707957 0.0685625 0.1060034 0.0909016 0.083898 0.0585169 0.0683136 0.0937 0.054 0.0434 0.042 0.062 0.0668 0.0561 0.0474 0.0617 0.0589 2003-C 0.0152843 0.0160452 0.014292 0.0180218 0.0179457 0.0283099 0.0361233 0.0304271 0.0367122 0.0447702 0.0722085 0.067429 0.1017183 0.0967132 0.0777458 0.057986 0.0766992 0.092 0.058 0.0429 0.0408 0.0553 0.0721 0.0586 0.0486 0.0613 0.0566 2004-A 0.0187456 0.0166026 0.0164751 0.029934 0.0322261 0.0245132 0.0307617 0.0418472 0.0692516 0.0711425 0.1100171 0.0959807 0.0898134 0.0642664 0.0778312 0.0992 0.0653 0.0523 0.0468 0.0606 0.0753 0.0646 0.0546 0.0686 0.0684 2004-B 0.0195699 0.0186244 0.0241702 0.0302471 0.0221029 0.0304168 0.03491 0.062598 0.068949 0.1246455 0.0951131 0.090922 0.0774936 0.106146 0.1023 0.0579 0.0397 0.0449 0.0542 0.0707 0.0531 0.0473 0.0609 0.0615 2005-A 0.0319776 0.022261 0.0243768 0.0328796 0.0597171 0.0610083 0.0990818 0.0793967 0.0819435 0.064987 0.1045868 0.1033 0.0572 0.0438 0.0457 0.0592 0.0782 0.0608 0.0541 0.0704 0.0708 2005-B 0.0242175 0.0279132 0.0573982 0.0555737 0.094908 0.0719371 0.073013 0.0529046 0.0893389 0.0782 0.0405 0.0297 0.0426 0.0531 0.0704 0.0549 0.0467 0.0584 0.0637 2006-A 0.0476348 0.0500356 0.0857629 0.0634152 0.0664913 0.0531197 0.084535 0.0687 0.036 0.0232 0.0356 0.0434 0.0572 0.0462 0.0453 0.0508 0.0581 2006-B 0.0447179 0.082504 0.0619091 0.0673478 0.0496674 0.0736355 0.0719 0.0388 0.0273 0.0331 0.0503 0.071 0.0529 0.0528 0.0554 0.0649 2006-C 0.0677068 0.0683649 0.0645688 0.0526468 0.0767421 0.0719 0.038 0.0262 0.0396 0.0516 0.0725 0.0575 0.0533 0.0627 0.0742 2007-A 0.0552171 0.0457742 0.0630612 0.0559 0.0274 0.0185 0.0277 0.033 0.0517 0.0387 0.0396 0.0485 0.0566 2009-B 0.0118 0.0191 0.0273 0.0342 0.0435 2009-C 0.043 2009-D 0.0369 2009-CTL 0.1188 2009-CTP 0.087 2010-AL 0.0301 2010-AP 0.0327 79

SLM Appendix

GAAP to Core Earnings Reconciliation 81

Additional Information Available at www.salliemae.com 82

Debt Investor Relations Contact Information Debt Investor Relations Contact Information Debt Investor Relations Contact Information 83